Exhibit 99.1

.	News Release Standard Pacific Corp.
15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, Senior Vice President (949) 789-1616

FOR IMMEDIATE RELEASE ON WEDNESDAY, SEPTEMBER 24, 2003

STANDARD PACIFIC CORP. ANNOUNCES EXPIRATION OF EXCHANGE

OFFER FOR 6 7/8% SENIOR NOTES

IRVINE, CALIFORNIA, September 24, 2003

Standard Pacific Corp. (NYSE Symbol “SPF”), today announced the expiration of its offer to exchange its outstanding 6 7/8% Senior Notes due 2011, that were issued in a private placement on May 19, 2003, for new 6 7/8% Senior Notes due 2011, that have been registered under the Securities Act. The exchange offer was made pursuant to a registration rights agreement that Standard Pacific entered into in connection with the issuance of the outstanding notes in May 2003. At the close of business on September 24 2003, $174.94 million, or approximately 99.9 percent, of the outstanding 6 7/8% Senior Notes due 2011 had been tendered for exchange pursuant to the exchange offer. The exchange offer is expected to close on Tuesday, September 30, 2003, and upon closing, Standard Pacific will cancel the outstanding notes accepted for exchange and will issue a like principal amount of the new notes (CUSIP No. 85375C AN 1).

The terms of the new 6 7/8% Senior Notes due 2011 are substantially identical to the terms of the outstanding 6 7/8% Senior Notes due 2011 issued in May 2003, except that the exchange notes have been registered under the Securities Act of 1933, and the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 58,000 families during its 37-year history. For more information about Standard Pacific and its new home developments please visit our website at: www.standardpacifichomes.com

This news release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. . To the extent that such statements relate to the proposed closing date of the exchange offer, there is a risk, among others, that the closing date will change.